Exhibit 10.32

This is an English translation

Technology Development Contract

Project Name: Advertisement Union Agency Management Information System

Client: Beijing Qihu Technology Co., Ltd.

(“Party A”)

Developer: Qizhi Software (Beijing) Co., Ltd.

(“Party B”)

Signing place:      Chaoyang District, Beijing

Signing date:        May 1, 2008

Duration:              January 1, 2008 to December 31, 2012

Article 1 Purpose, Content, Form and Requirement of Subject Technology

According to the research and estimation of iResearch, the total value of China e-Market in 2007 will reach RMB 8.3 billion, with an increase of 38% comparing to the value of 2006. China e-Market will keep rapid development, and its total value in 2010 will hopefully reach RMB 23 billion. The overall environment of internet has also undergone a great change. With the coming of WEB2.0 era, many small and middle sites have boomed rapidly. These sites have a relatively stable group of users, possess certain network resources and form a large-scale “long tail market”. In this huge market, how to obtain a larger market share and how to possess more traffic of users has become the questions concerned by each e-marketing company. At the same time, new internet software technologies are advanced and developed consistently. Examples include natural language analysis and processing, analysis and processing of click fraud, and high concurrency real-time system, etc. Therefore, we shall develop an advertisement union agency management information system with core competitiveness for clients.

With review to the current market, there is no platform can satisfy Party A’s demand. In consideration of Party B’s technical ability and experience in the page displaying and processing technology, natural language processing and high concurrency real time system, Party A hereby engages Party B to develop the system. The purpose of this technology development project is to achieve the aforesaid functions and totally solve the following critical technical issues:

1. It must have the super-huge data processing ability and have the ability to display online information more than 10 billion times;

2. The processing ability of a single server shall be more than 33 billion times;

3. It can generate various advertisement codes in different specifications as per the demand of advertisers;

4. It must have the super-huge statistic log analysis ability, so that the advertisement data may be released accurately in each day; and

5. It can solve all problems throughout the business process, from release and posting of advertisements to encoding, monitoring, statistics and settlement.

This development project will satisfy Party A’s business development needs in next five years through the establishment of an ultra-large advertisement information management system.

Article 2 Requirement of Technology Structure

1. Division and definition of subsystems. The whole system is divided into 12 subsystems from the aspect of application. These subsystems include:

Name of Subsystem	Duty of Subsystem
Media Member Self-service System	Media members bond domain names, release advertisements and view advertisement traffic.
ÖAdvertisement Client Self-service System	Advertisement clients add advertisements and view the outcome of advertisements.
Traffic Management Subsystem	Statistics and analysis of all displayed advertisements.
Payment and Settlement Subsystem	Settle the advertisement fees of three parties according to the advertisement traffic.
Contract Management Subsystem	Contract representatives sign cooperation contracts with advertisement clients and media members.
Strategy Management Subsystem	Settlement representatives establish the settlement strategies and adjustment strategies.
Advertisement Management Subsystem	Add, verify and release advertisements.

ÖNotice Management Subsystem	Add and release system information.
Product Management Subsystem	Add and search advertisement products, and bond product contracts.
Member Management Subsystem	Verify the profiles and owned domain names of media members, and activate members.
ÖClient Management Subsystem	Verify and view the profiles of advertisement clients.
Identity Validation Subsystem	Validate the identity of all users logging on all subsystems.

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2. Physical Structure of the Whole System:

Advertisement display cluster is a balance cluster composed of 12 high-performance servers. It can equally allocate the pressure from advertisement display and has the ability of parallel scalability. The advertisement client self-service system and media member self-service system are deployed two servers respectively. The client management subsystem, member management subsystem, notice management subsystem, strategy management subsystem, contract management subsystem, advertisement management subsystem, traffic management subsystem, payment and settlement subsystem are internal management systems, which are uniformly deployed on the operation management server.

3. Design of System Layers for the Complex Business Logic

The system of complex business logic is divided into four layers, including application layer, service layer, business field layer and integration layer from top to bottom. The business of complex logic is to satisfy the requirement of high scalability and high maintainability caused by the changeability of the business logic. Reasonable separation of duties is the primary target of the design, while performance of the system is secondary.

Layer	Duty	Notes
Integration Layer	To provide a consistent environment for the whole system, so that other parts of the system will not rely on any external system.	It encapsulates data source, base service and external service.
Business Field Layer	It deals with the problems in the business field. Its core is an entity model based on the business field abstract.	Its main body is divided into three parts: entity package, DAO realization package and business knowledge definition package.
Service Layer	It connects with the specific application encapsulated rent device.	It provides FunSvc for the logic transmitted through the entity, and provides StatSvc for the statistics statements.
Application Layer	It deals with the interaction and functional organization of users.	It includes the WEB application at the graphic interface and the application at the control desk.

4. Design of High Performance Presentation layer

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Presentation layer

Data Access layer

Notes:

The layers in the displaying system are only divided into Presentation layer and data Access layer.

It uses a design where reading and writing is separated. It makes the logic of reading as simple as possible, and avoids it from the interference of writing.

Caching service is incorporated into the Presentation layer, so that the original data will not be accessed if possible.

Article 3 Technical Specifications and Parameters to Be Achieved

The acceptance of the Project shall be conducted as per the functional requirements described in Appendix 2: Advertisement Union Agency Management Information System — Demand Analysis Statement, and a confirmation of acceptance shall be completed as per Appendix 4: Advertisement Union Agency Management Information System — Acceptance Report.

Article 4 R&D Plan

For details about the R&D plan of the Project, refer to Appendix 3: Advertisement Union Agency Management Information System — Development Plan.

Article 5 Obligations of Party A and Party B

1.             Main obligations of Party A:

(1)           Party A shall pay the compensation to Party B in accordance with this Contract.

(2)                                  Party A shall provide necessary assistance to Party B in accordance with this Contract, such as timely provision of technical materials and original data required by Party B and timely provision of correction criteria for the technical parameters during the course of development, etc.

2.             Main obligations of Party B:

(1)           It shall ensure the progress and quality of development, including:

(i)            Prepare a meticulous and feasible R&D plan;

(ii)                                  Set up reasonable development environment, reasonably connect and set up the development environment, which shall conform to the operation structure of the development system required by Party A;

(iii)                               During the course of system development and testing, Party B must comply with all safety management rules of Party A, and shall be liable for all consequences resulting from violation of such rules;

(iv)                              Without hindrance to its normal research and development work, Party B shall accept the inspection of Party A regarding the performance of this Contract;

(v)                                 Party B shall ensure the satisfaction of Party A’s requirements, and ensure that the system can achieve the intended functional requirements and technical specifications after it is put into operation; if any specification is provided for in the public standards, it shall not be lower than the domestic or international standards and the technical level can be achieved;

(vi)                              During the course of development, Party B shall give guidance regarding the application technology and software maintenance technology to the technicians dispatched by Party A;

(vii)                           Party B shall complete the tasks in the development of the Project according to the schedule and quality specified herein, submit the deliverables of the Project on time and ensure the normal operation of Party A.

(3)           After the system is delivered and accepted, Party B shall fulfill the following duties:

(i)                                     Party B shall provide Party A with the relevant technical materials and necessary technical guidance, and help Party A grasp the deliverables of the Project;

(ii)                                  Party B shall assist Party A in establishing the perfect operation procedures and submit a technology development summary report; and

(iii)                               Party B shall keep confidentiality of all key data in the system relating to Party A’s business;

(iv)                              Within five years after the delivery of the system, Party B shall provide Party A with the system maintenance service; with respect to the requirement of new function proposed by Party A, Party B shall provide Party A with the update within the agreed time period as per the specific circumstances; Party B shall ensure the normal operation of the system and make the system adaptive to the changes in Party A’s business. In addition, Party B shall appoint special persons to provide consultancy to Party A during the course of cooperation.

Article 6 Delivery and Acceptance

In view of the characteristic of Party A’s business operations, the parties hereby agree that the system shall be delivered in phases. After the completion of development in each phase, Party B shall connect it to the whole system, and Party A shall accept the whole system and put it into operation.

The scope of acceptance includes function acceptance, performance acceptance and documentation acceptance.

1. Function Acceptance

The function acceptance shall be conducted in phases according to Appendix 2: Advertisement Union Agency Management Information System — Demand Analysis Statement.

(2)             Party B shall deliver the system deliverables to Party A in phases and install, debug, train and maintain the same in accordance with the provisions of Appendix 1: Advertisement Union Agency Management Information System — Technical Plan. Party B shall ensure the normal operation of the system, and ensure the effective connection and operation of the whole system after it is finally developed.

(3)              The following persons shall attend at the site when the system deliverables are delivered and connected in phases: project manager, maintenance manager and system technical manager of Party A, and project manager, system development manager and installation & debugging manager of Party B.

(4)              After the system deliverables are delivered by Party B in each phase, Party A shall set up the relevant hardware equipments in advance as per the requirements of system operation. Where the conditions for installation are not satisfied, Party B’s project manager shall give a notice to Party A. In that case, Party A’s project manager shall solve such problem as soon as possible. Each period of 4 hours in solving the problem shall be accounted as a business day. The subsequent work in Party B’s development plan shall be postponed accordingly.

(5)              Within three business days after the system deliverables are delivered and installed by Party B in phases and with the assistance of Party B, Party A shall test and accept the system as per the function setup described in Appendix 2:

Advertisement Union Agency Management Information System — Demand Analysis Statement. If Party A considers that there is any defect in the delivered system, it shall give a written notice to Party B on the date of system installation.

(6)              Where it is found during the system testing that the system delivered by Party B can not work normally or its function does not conform to the requirements described in the function statement within the time period for testing and acceptance prescribed herein, Party A’s project manager may stop operating the system and demand Party B to make correction. In that case, Party B shall be liable for the delay in the system development and shall pay all costs and expenses incurred therefrom.

(7)              The following persons shall attend at the site when the whole system is delivered and connected: project manager and system maintenance manager of Party A, and project manager and installation & debugging manager of Party B.

(8)              Upon notification of Party B, Party A shall prepare the interconnection environment according to the system operation requirements. The project managers of the parties shall confirm whether the installation environment confirms to the relevant technical conditions as per the requirement described in the system demand statement. If either Party objects, the parties shall confirm such objection in written forms and determine the deadline and plan of the relevant problem. Each period of 4 hours in solving the problem shall be accounted as a business day. The subsequent work in Party B’s development plan shall be postponed accordingly.

(9)              The technical managers of the parties shall confirm whether the system interconnection conforms to the requirements described in the system demand statement.

(10)        If the system can not work normally after being connected or the function of the system does not conform to the requirements described in the system demand statement, Party A’s project manager may stop operating the system and demand Party B to solve the problem promptly. In that case, Party B shall be subject to the liabilities for breach of contract accordingly. Additionally, Party B shall indemnify Party A against all losses and damages resulting from abnormality in the operation of the system or inconformity to the requirements described in the system demand statement.

2. Performance Acceptance

The core functions of the system must fulfill the following targets:

The processing ability of a single server must be more than 30 billion times;

Data of fraudulent clicks must be screened effectively;

The ability to display the processed online information in each day must reach more than 10 billion times.

3. Documentation Acceptance

Party B shall submit all technical and management documents generated from the system development to Party A, and such documents shall be kept and processed by Party A.

Article 7 Cooperation and Sharing of Technology

Delivery of System

(1)              After the delivery of the system deliverables in each phase, Party B shall provide Party A with the relevant training courses to ensure the normal operation of the system, including provision of Party A’s persons with the trainings regarding the operation and maintenance of the system.

(2)              The trainings include group training and onsite training. The period of group training shall be three days/subsystem. For onsite training, Party B shall dispatch special persons to Party A’s system operation site for the routine maintenance relating to the system operation.

(3)              Party A shall dispatch its system technical manager, system maintenance manager and system operators to participate in the trainings regarding the system.

(4)              During the course of cooperation between the parties, Party B shall provide Party A with the guidance to the operation and maintenance of the system after the system deliverables are delivered in the first phase. Such guidance service includes the testing and data statistics of system routine operation; routine trainings Party A’s system maintenance staff; cooperation with Party A’s system maintenance staff, summarizing the characteristics of system operation and discussing the improvement; promptly solving all failures in the maintained system and promptly notifying Party A’s system maintenance staff.

Article 8 Allocation of Risks

1.                   If the subject technology to be developed hereunder has been publicized by others during the course of project development, which causes the performance of this Contract meaningless, either Party may terminate this Contract. Each party shall pay the costs and expenses incurred from the performance of this Contract respectively.

Article 9 Price, Compensation and Terms of Payment

1.                   The compensation shall be paid in following installments:

Party A shall pay an amount of RMB 8.5 million to Party B in 2008, of which, 25% shall be paid within 30 days after signing of this Contract, and 35% shall be paid within 90 days after signing of this Contract and 40% shall be paid within 180 days after signing of this Contract.

During the period from 2009 to 2012, the revenues from the advertisement business shall be allocated between Party A and Party B at the rate of 70%:30%.

2.      The compensation shall be paid to Party B by check, bank remittance or any other form.

3.                   In 2008, Party A shall pay the compensation to Party B within the time period stipulated in this Contract. During the period from 2009 to 2012, Party A shall pay the compensation to Party B on a monthly basis. Party A shall make the monthly payment to Party B on or before the 15th day of the next month in accordance with the terms and conditions of this Contract.

Article 10 Ownership of Technology

This technology development project will be completed by Party B for the benefits of Party A as a work-for-hire, and the ownership of the subject technology shall be belong to Party A.

Article 11 Confidentiality of Technical Information and Materials

1.                   It is agreed by the parties that, in order to maintain the advantages of the system in terms of technology and operation in the industry and protect the interests of Party A from being damaged, each Party shall keep confidentiality of technical information and materials.

2.                   Exclusivity of ownership. The technical deliverables developed hereunder shall be exclusively and solely owned by Party

A, and Party B may not use or transfer such technical deliverables, unless Party B uses such technical deliverables to carry out new R&D development projects.

3.                   Transfer of confidential information. After the acceptance of the system is confirmed by the parties in written forms, Party B shall return all confidential information relating to the subject technology (including all copies and extracts thereof) to Party A within 3 working days and may not claim any compensation against Party A.

4.                   The Confidential Information defined above shall not include:

(1)              Information has been known by the public;

(2)              Information received by a Party from any third party not subject to the confidentiality obligation;

(3)              Information independently developed by Party B without access to the Confidential Information;

(4)              Information must be disclosed as required by any judicial or government authority who has the statutory power to receive such information;

*Upon receipt of such request, Party B shall immediately notify Party A, so that Party A will be informed of the content of disclosure and can give some advice.

5.                   Period of confidentiality. Party B must comply with the confidentiality obligation stipulated herein during the term of this Contract and within three years after the termination of this Contract. If Party B provides, discloses, sells, leases, transfers, sublicenses, re-licenses or otherwise makes available of any confidential information to others in violation of this Article 11, Party A may claim damages and losses against Party B.

Article 12 Liabilities for Breach of Contract

1.                   Party A’s Liabilities for Breach of Contract

(1)              Default Prior to Development

There is a material defect in the technical materials, original data and assistance provided by Party A, which causes suspension, delay or failure in the development of the Project, Party A shall be fully liable for such suspension, delay or failure. However, if Party B becomes aware that there is certain defect in the materials and data provided by Party A, but it fails to notify Party A for correction or supplementation, Party B shall be subject to the liability accordingly. The liabilities of both parties shall be confirmed in the forms of memorandum or supplementary agreement as per the specific circumstance.

(2)              Default during Development

Taking the delivery of the system deliverables in first phase as the reference time, the amount of liquidated damages shall be determined as follows:

(i)                 If Party A terminates this Contract due to its own reason before the system deliverables are delivered in the first phase, Party A shall reimburse all costs and expenses incurred by Party B from the performance of this Contract, and pay to Party B the liquidated damages at 15% of all costs and expenses.

(ii)              If Party A terminates this Contract due to its own reason after any system deliverables are delivered, Party A shall reimburse all costs and expenses incurred by Party B from the performance of this Contract and pay doubled damages to Party B.

(3)              Default in Acceptance

(i)                 If Party A refuses or delays to accept any deliverables without any justifiable cause, which causes such deliverables are lawfully acquired by any third party, or the practical value of such deliverables is lost in its novelty, or such deliverables are damaged or lost by accident, Party A shall be liable for such damage or loss and pay the compensation to Party B in accordance with the terms and conditions of this Contract. Party B is not liable for such damage or loss.

(ii)              If Party A fails to provide effective cooperation or conduct acceptance on time according to Party B’s requirements, Party B’s performance of its obligations regarding delivery and subsequent development plan shall be postponed accordingly. If Party A fails to do so for more than 20 days, Party B may terminate this Contract. Party A shall reimburse all costs and expenses incurred by Party B for performance of this Contract, and pay doubled damages to Party B.

2. Party B’s Liabilities for Breach of Contract

(1)              Default Prior to Development

(i)                 If Party B fails to develop the subject technology according to the schedule stipulated herein, Party A may demand Party B to carry out development work and take remedies immediately. If Party B fails to do so for more than 15 days, Party A may terminate this Contract and all costs and expenses incurred from the performance of this Contract shall be borne by Party B.

(2)              Default during Development

(i)                 If Party B becomes aware of any technical difficulty can not be overcome during the term of this Contract, which may cause failure in the Project or any part thereof, it shall promptly give a notice to Party A and take appropriate actions to reduce losses. If Party B fails to promptly give a notice to Party A, Party B shall be liable for all losses and damages directly caused by such failure.

(ii)              If the system delivered by Party B fails to meet the intended function or technical specification due to its own reason, Party A may demand Party B to make supplementation or correction, and Party B shall indemnify Party A against all damages and losses resulting therefrom. If Party B fails to make supplementation or correction within 15 days, or it still fails to meet the intended function or technical specification after supplementation or correction, Party A may terminate this Contract, and Party B shall indemnify Party A against all losses and damages resulting therefrom.

(iii)           If Party B fails to deliver the system within the time period stipulated herein, it shall indemnify Party A against all losses and damages resulting therefrom; if Party B still fails to do so within 15 days, Party A may terminate this Contract, and all costs and expenses incurred shall be borne by Party B and Party B shall also pay the liquidated damages to Party A (the amount of such liquidated damages shall be determined by the parties).

(3)              Default in Acceptance

If the acceptance can not be conducted or is become impossible before the deadline stipulated hereunder due to any reason of Party B, Party A may demand Party B to pay indemnity as per the specific circumstances. If Party B can not perform this Contract or any part hereof due to whatever reason, all costs and expenses incurred shall be borne by Party B.

(i)                 If Party B fails to complete the development of the Project within the time period stipulated herein, it may submit a written application to Party A for a grace period (including the length of such period). If the application is approved by Party A, the acceptance shall be conducted on the new date agreed upon by the parties, and the losses suffered by Party A may be confirmed by the parties in form of a supplementary agreement.

(ii)              If Party B fails to complete the development of the whole system within the time period of acceptance prescribed in this Contract, either of: (a) Party B fails to give a written notice to Party A about the reason and date of the grace period; or (b) Party B fails to complete the development of the subject technology within the grace period approved by Party A, and Party B fails to do so for 20 business days, Party A may terminate this Contract. In that case, all costs and expenses incurred shall be borne by Party B, and Party A may continue to claim damages and losses against Party B.

*Nothing contained herein shall be deemed as a waiver of either Party; the liabilities for any breach of contract shall not be released unless the other Party expressly confirms the release of liabilities in written forms. Where a Party expressly agrees to release or waive any liability of the other Party, it shall not be deemed as release or waiver of any other liability or any subsequent liability of the other Party.

Article 13 Intellectual Property Rights

1. Party B hereby warrants that the technical knowledge, contents, etc regarding the present technology development or the use by Party A of the contents of the present technology development in accordance with this Contract will not infringe on any intellectual property of any third party, and will not infringe any other legal rights of any third party.

2. If any third party initiates a claim against Party A due to Party A’s use of the technical, contents, etc regarding the present technology development hereunder, alleging Party A infringes the intellectual property right, trade secret or any other lawful right of the third party, Party B shall at its own costs settle the claim, but Party A shall provide necessary assistance to Party B in settlement of the claim.

3. If it is the opinion of Party B that the technical contents, etc of the present technology development or the use thereof will infringe or has infringed on any copyright, trade secret or patent of any third party, Party B may at its own discretion take sufficient and necessary actions, so that Party A may continue to use the technology contents and Party B shall develop its substitute technology without disrupting the normal business of Party A. When Party A uses the substitute technology, Party B shall warrant that the function thereof is equivalent to that of the original technology and it will not infringe any right of any third party.

Article 14 Dispute Settlement

1. This Contract is governed by the Contract Law of the People’s Republic of China, Copyright Law of The People’s Republic of China and the Regulations of the People’s Republic of China Regarding Protection of Computer Software and other relevant laws and regulations.

2. Any dispute arising from the performance or interpretation of this Contract or in connection with this Contract shall be first settled by both parties through friendly negotiation or mediation. If no settlement can be reached through negotiation or mediation, the dispute shall be settled through the following means:

(1) Submit the dispute to Beijing Arbitration Commission for arbitration;

(2) The arbitral award shall be final and binding upon both parties;

(3) Unless it is otherwise specified in the arbitral award, the arbitration costs shall be borne by the losing party.

(4) Except as otherwise specified in the arbitral award, the arbitration costs shall be borne by the losing party.

3. Both parties shall continue to perform this Contract other than the parts involved in the mediation or arbitration.

Article 15 Force Majeure

1. If either party fails to perform its obligations hereunder during the term of this Contract due to any force majeure, such as war, floods, fire, typhoon, earthquake or any other event agreed by both parties as force majeure, the term of this Contract shall be extended equal to the duration of such event.

2. The influenced party shall give a written notice to the other Party within 5 days upon occurrence of the event, and provide the other Party with a written certificate of such event issued by the relevant authority within 15 days.

3. If any event of force majeure persists more than 120 days, both parties shall amicably negotiate to settle the issue regarding the continued performance of this Contract within 15 days after the end of such event. If the parties can not reach an agreement within the aforesaid period, this Contract shall be terminated automatically.

Article 16 Effectiveness, Term, Termination and Miscellaneous

1. Effectiveness

(1) This Contract shall be made and executed in four counterparts, two for each party. This Contract shall become effective as of being duly signed and sealed by the parties.

(2) This Contract shall become effective as of the effective date. This Contract shall supersede all prior oral or written contracts and undertakings between both Parties regarding the subject matter hereof.

2. Term

(1) The term of this Contract shall be five (5) years, as from the date when this Contract is duly executed by both parties.

(2) If the name, organizational form, business nature, business scope, registered capital or investor of either Party is changed during the term of this Contract, both parties shall continue to perform or procure its successor to perform all obligations hereunder.

3. Termination

If either Party intends to terminate this Agreement, both parties may enter into a supplementary agreement regarding the termination of this Contract through friendly negotiation. This Contract shall be terminated when it is confirmed by both parties in written forms.

4.  Miscellaneous

(1) Upon expiration of this Contract, both parties shall continue exercising the rights and performing the obligations remaining thereafter, which will not be affected by the expiration of this Contract. The debtor shall continue to discharge its debt owing to the creditor.

(2) Any change to the provisions and appendices of the Contract shall be made in a written agreement duly executed by the authorized representatives of both parties through friendly negotiation.

Article 17 Definitions

1. “Technical Materials” shall mean any and all information, data, software, emails, faxes, communications, documents, drawings, forms, images and other materials relating to the customized software and customized technology.

2. “Confidential Information” shall mean this Contract and all appendices and supplementations hereto, and all software, software directories, documents, information, data, drawings, benchmark tests, technical specifications and trade secrets, and other information exclusively owed by each Party, provided to the other Party and expressly marked as “confidential”, including all items specified as “confidential” in any other contracts entered into by both parties before or after the date of this Contract.

Article 18 Miscellaneous

This Contract has four appendices and all these appendices shall have the same legal effect as this Contract.

The appendices attached to this Contract include:

Appendix 1: Technology Proposal

Appendix 2: Requirements Analysis Description

Appendix 3: Development Plan

Appendix 4: Acceptance Report

Appendix 5: Confidentiality Agreement

This Contract shall become effective as of being duly signed and sealed by both parties.

Technology Proposal of Advertisement Union Agency

Management Information System (Appendix 1)

Development Idea and Principles

Risk Driven Development:

Risk driven development approach combines self-adaptive development methodology with risk driving, bases sequencing decisions on risks, and gives priority to self-adaptation process in sequencing requirement of iterative development. This method can improve the capability of negotiation among system participants and adjusting requirement priority in the course of priority sequencing, enhance requirement control in iterative development, and lower the possibility of project failure due to requirement. Advertisement Union Agency Information System has complicated business logic and poses higher requirements on system stability and reliability. So giving priority to the development of highly risky functions helps reduce risks and ensure scheduled completion of the project.

Object-oriented Design Principle

The design of the Project shall adopt object-oriented system analysis and design methods.

System Development Mode

This system adopts RUP iterative development mode, and each RUP stage can be further divided into iterations. An iteration is a complete development cycle which produces an executable product version. It is a subset of end product. It develops incrementally from one iterative process to another iterative process before evolving into the final system.

Scalable Design

The design of the system must be open, standard and strongly adaptive. With rising business volumes or increasing number of business types, the system shall possess strong scalability to meet the needs of new businesses. The software shall be able to support performance upgrade and quantity increase of hardware system.

Design Description of Key Business Processes

Description of Flow Data Statistics Process:

1.                   Record the advertisement presentation times in presentation statistics server, and present ip.

2.                   Record the advertisement click-through times in the click-through statistics server, and click ip.

3.                   Collect the previous day’s advertisement presentation and click-through log files from the servers.

4.                   Make statistical analysis on log files, screen out invalid data and generate new simplified log.

5.                   The system reads simplified log files at fixed time and saves data to the database.

6.                   Conduct fraud analysis on Advertisement traffic advertisement flow data, obtain true & reliable flow data by extracting and manually validating suspicious data, and update the database.

7.                   Query advertisement flow advertisement traffic data according to search conditions in flow management subsystem.

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Description of Advertisement Release Process

1.                   There are 12 steps from advertisement production to final presentation:

a)                  The four steps of selecting product, adding, modifying and submitting the advertisement for examination & approval are taken and completed by the Advertising Customer;

b)                 The four steps of examining & approving product, issuing, confirming, and supervising the advertisement are taken and completed by the Examination & Approval Specialist.

c)                  The four steps of selecting product, acquiring, releasing and presenting the advertisement are taken and completed by Media Member.

2.                   Automatic update procedure of advertisements includes three steps:

First of all, locate the original advertisement and write the latest advertisement code into the system. Secondly, according to the agreed rules, convert special characters in the advertisement into the parameters of recording advertisement flow advertisement traffic and save them as html files. Finally, acquire the server list and synchronize the latest file to corresponding position and cover the former advertisement file, thus completing advertisement update. When the recipient sends a new request, the new advertisement will pop up immediately. The system synchronizes advertisement content once every five minutes.

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Description of Advertisement Settlement Process:

a)                  Screen out statistical data, remove invalid data according to the list of media membership, list of valid top domain names and list of valid advertisement products, and generate original settlement data;

b)                 Select settlement contract based on data/information, convert advertisement traffic advertisement traffic into the amount according to different calculation methods, and generate settlement data to be examined and approved;

c)                  Examination & Approval Specialist reviews and approves settlement data pending examination according to the list of fraud suspects, gets rid of data confirmed as fraudulent, and generates settlement data pending release.

d)                 Examination & Approval Specialist makes final confirmation of settlement data, releases them and generates officially released settlement data for reference by the Advertising Customer and Media Member.

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Description of Identity Authentication Process:

a)                  Provide the user with such functions as account registration, account logon, password query, account cancellation and modification of basic personal information.

b)                 Provide the user with a unified information management platform, and the user center calls the interface furnished by each product to offer corresponding services for the user.

c)                  Authenticate the User identity via Client program deployed at each end of application program.

d)                 Adopt Cookie authentication mode.

e)                  Offer a unified logon screen and logon interface (Ajax)

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Description of Mass Data Statistics & Analysis Process:

LOG-SDK: static page addition code development kit

QUT: Cookie for user addition, to identify a unique user

LOG-SVC: statistics task management program

LOG-ANA: log analysis program

LOG-VIEW: flow management subsystem

STAT-DB: log database (mysql)

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Description of Key Technical Components

High-performance distributed cache: Memcached

Memcached is a high-performance, distributed memory object caching system which is intended for use in speeding up dynamic web applications by alleviating database load.

Memcached was originally developed by Danga Interactive to speed up the access to LiveJournal.com. The number of dynamic page views of LJ per second is several thousand, and its user base is 7 million. Memcached cuts database load considerably, and thus enables better resource allocation and quicker access. Memcached Server and Clients work together to realize cross-server, distributed global caching. Memcached Server can also work with Web Server on the ground that Web Server has higher CPU requirement and lower memory requirement, while Memcached Server has lower CPU requirement but higher memory requirement.

Operating at a high speed and using libevent, it can address links opened in any numbers (using epoll instead of poll). It employs a non-blocking network IO to distribute hash objects to different servers, and the query complexity is 0(1).

High-performance data access database: BDB

Berkeley DB is an embedded database library with a set of open source codes which was developed by US-based Sleepycat Software. It provides application programs with scalable, high-performance data management services capable of transaction protection. Berkeley DB offers a group of simple function call API interface for data access and management. It is a toolkit in classic C-library mode and provides wide & rich function sets for programmers. It is designed to provide application program developers with industrial database services. Its major characteristics are shown below:

Embedded: It is directly linked to an application program and operates in the same address space as the application program does. Therefore, between different computers on the network or between different processes of the same computer, database operation does not require communication between processes.

Berkeley DB offers API interface for various programming languages, including C, C++, Java, Perl, Tcl, Python and PHP, and all database operations occur within the program library. Multiple processes or multiple threads of the same process can use the database simultaneously just like they use the database separately. Bottom layer services such as locking, transaction log, common buffer management and memory management can be executed by program library transparently.

Portable: it can operate in almost all UNIX and Linux systems and their variations, Windows operating system and a number of embedded real-time operating systems. It can operate in 32-bit and 64-bit systems, and has been used in many high-end products including Internet server, desktop and laptop computers, set-top boxes, network switches and other application fields. Once Berkeley DB is linked to an application program, end users are seldom aware of the existence of a database system.

Scalable: this feature is shown in many aspects. Database library itself is very compact (file space of less than 300KB), but it can manage a database with capacity up to 256TB. It supports high concurrency, and tens of thousands of users can operate the same database concurrently. Berkeley DB can occupy minimum space in an embedded system with stringent restrictions, or occupy the memory of several GBs and disk space of several TBs.

The reasons why Berkeley DB outperforms relational database and object-oriented database in an embedded application include:

(1) Since the database library and the application program operate in the same address space, database operation does not require process communication. The cost of process communication between different processes of the same computer or between different computers in the network is far above that of function call;

(2) Because Berkeley DB uses the same group of API interfaces for all operations, there is no need for parse of a specific query language or for generation of execution plan. As a result, the operating efficiency improves considerably.

PHP Performance Accelerator —eAccelerator

eAccelerator is a free open-source PHP accelerator, optimizer, and dynamic content cache. It increases the performance of PHP scripts by caching them in their compiled state, so that the overhead of compiling is almost eliminated. It also optimizes scripts to speed up their execution. eAccelerator typically reduces server load and increases the speed of your PHP code by 1-10 times.

eAccelerator stores compiled PHP scripts in shared memory and executes code directly from it at the time of user access. It enjoys high efficiency, and creating shared memory or searching for a compiled code takes a very short time. Files and codes that can’t fit in shared memory are cached on system disk.

eAccelerator also supports the compilation, interpretation and execution of PHP codes. You can compile PHP codes using encoder.php script for the sake of code protection. Compiled codes must operate in the environment installed with eAccelerator. Unlike other compilation tools, codes complied by eAccelerator allow no reverse engineering, which makes codes safer and more efficient.

Requirement Analysis Description of Advertisement Union Agency Management Information System

(Appendix 2)

I.                     Main Business Processes

Main Business Requirements of Advertising Customer:

•                      Provide contact information and its basic information, submit such information to Advertising Customer system for examination and approval by the Administrator.

•                      Log on the system, select the right product, provide basic information including time of advertisement release, advertisement settlement mode and advertisement description, and submit advertisement sample for examination and approval by the Administrator.

•                      Receive the advertisement release contract, confirm all terms and conditions of the contract and submit the contract for confirmation after examination& approval. Sign the advertisement release contract.

•                      Within the term of the contract, check statistical data concerning the released advertisement like daily presentation times and daily click-through times, and advertising fees payable.

•                      The Advertising Customer can get the information concerning all websites where its advertisement is released.

•                      At the end of each release period (week, month), the Advertising Customer can view the advertising effect analysis report for the previous period.

Main Business Requirements of Media Member:

•                      Provide contact information and basic information concerning the website it owns, submit such information to Media Member system for examination and approval by the Administrator.

•                      Log on the system, select the product it wishes to release, find the right advertisement, view basic information about the advertisement and release contract, and obtain the advertisement’s release code.

•                      Media Member and the Administrator sign the advertisement release contract. Otherwise, advertisement traffic advertisement traffic would not be recorded in the system.

•                      Media Member can bundle and modify websites it owns, but such modification must be submitted for examination and approval before taking effect.

•                     Media Member can view daily advertisement traffic advertisement traffic and settlement expenses of all of its own websites.

•                      Media Member can view the payment status of monthly settlement expenses and account balance.

•                      At the end of each release period (week, month), Media Member can view the advertisement traffic advertisement traffic summary report for the previous period.

Main Business Requirements of System Administrator:

•                      Examine and approve basic information on the Advertising Customer. Recognize the Advertising Customer who meets business requirements as an official customer. It cannot reject any Advertising Customer if no reason for such rejection is specified.

•                      Examine and approve basic information on Media Member. Add to the system any Media Member who meets the standard for accession. It cannot reject any Media Member if no reason for such rejection is specified.

•                      Activate Media Member. Only Media Member who is activated and passes examination can log on the Media Member self-service system.

•                      Media Member flow query: get the advertisement traffic advertisement traffic contributed by Media Member through multiple search conditions.

•                      Advertising Customer flow query: get the advertisement traffic advertisement traffic brought by the Advertising Customer through multiple search conditions.

•                      Advertised product flow query: get the advertisement traffic advertisement traffic of different products through multiple search conditions.

•                      Add Advertising Customer contract: establish a contract of cooperation with the Advertising Customer.

•                      Add Media Member contract: establish a contract of cooperation with Media Member.

•                      Add Media Member level contract: establish corresponding membership level of Media Member. Set different unit settlement prices for different levels.

•                      Add settlement strategy: establish a set of settlement strategies for each product. Any contract must include settlement strategies, otherwise it would be deemed invalid.

•                      Modify the value of Media Member: define the value of any Member based on the contribution by Media Member to the Advertising Customer. Member value is an important reference index to determining membership level.

•                      Advertisement examination and approval: the Administrator examines and approves the advertisement sample submitted by the Advertising Customer.

•                      Advertisement release: the Administrator releases the approved advertisement sample.

•                      Advertisement supervision: view the effect of all released advertisements by different products. Check if advertisements can be properly shown.

•                      Payment verification: verify the settlement amount of each period. The Administrator publishes the verified amount after examination.

•                      Payment confirmation: finalize the settlement expenses of the corresponding period. After finalization, the Advertising Customer and Media Member can view the amount in the system.

Major Business Process Flow

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II.                 Roles in the System

Role	Description	Requirement
Direct customer	Person who requests the release of an advertisement	To obtain good advertising effect
Agency company	Advertising agent	To release the advertise and obtain data on advertising effect
Settlement Specialist	Responsible for settling financial issues between Advertising Customer and Media Member
Examination & Approval Specialist	Responsible for evaluating the qualifications of Advertising Customer and Media Member
Contract Specialist	Responsible for managing cooperation contract between Advertising Customer and Media Member
Forum media	Advertising carrier with forum as a medium	To obtain economic benefits by releasing advertisements
Website media	Advertising carrier with website as a medium	To obtain economic benefits by releasing advertisements
Recipient	Ordinary viewers on Internet	To obtain information on products of interest or necessity, but not subject to interference from irrelevant information

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III.             Functions and Examples:

1. System’s Core Functions:

•                      Advertising Customer can have its advertisement released in the system

•                      Operation personnel, Advertising Customer and Media Member conclude cooperation contracts

•                      Automatic generation of advertisement release code

•                      Provision of plenty of data on advertising effect available to various users of the system

•                      Real-time update of advertisement content

•                      Automatic settlement of advertising expenses among three parties

2.              Characteristics of Media Member Self-Service System

•                      Membership registration: provide basic information on Media Member, and pass the examination to become a Media Member

•                      Basic information management: Media Member can modify its own contact information and other data. Such modification is subject to examination and approval.

•                      Domain name management: Media Member can bundle new domain name of the website and modify the information on domain name. Such modification is subject to examination and approval.

•                      Contract management: view and modify the advertisement release contract, which will be executed subject to joint confirmation by Media Member and Operation personnel.

•                      Flow query: Media Member can view advertisement traffic advertisement traffic data and advertising income.

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3.              Characteristics of Advertising Customer self-service system:

•                      Customer registration: the Advertising Customer provides its basic information and becomes an advertising customer subject to examination and approval.

•                      Basic information management: the Advertising Customer can modify basic information, and such modification is subject to examination and approval.

•                      Contract management: the Advertising Customer may add new contract, subject to examination and approval.

•                      Data query: the Advertisement can view daily statistics on advertisements released.

•                      Confirmation of payment amount: at the end of release period, the Advertising Customer can view the amount payable.

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4.              Characteristics of customer management subsystem and membership management subsystem:

•                      View all information concerning newly registered Advertising Customers, and approve qualified Advertising Customers.

•                      View the information on all Advertising Customers who pass examination, and on all Advertising Customers who fail to order advertisements.

•                      View all information concerning newly registered Media Members, and approve qualified Media Members.

•                      View all information on all Media Members who pass examination, and on all Media Members who fail to release any advertisements.

•                      Activate Media Members who have passed examination. Any activated Member can log on the Media Member self-service system.

•                      View the domain names of all new websites, and approve the domain names of qualified websites.

•                      View the domain names of all websites which have passed examination.

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5.              Characteristics of Contract Management Subsystem

•                      Add and modify Advertising Customer contract.

•                      View all Advertising Customer contracts, and bundle the advertisements with corresponding Advertising Customers.

•                      Confirm the final version of Advertising Customer contract with the Advertising Customer.

•                      Add and modify Media Member contract.

•                      View all Media Member contracts, and bundle the contracts with corresponding Media Members.

•                      Add and modify advertising product contract.

•                      View all product contracts.

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IV.            System Reliability

The levels of reliability of service are specified below:

Service level	User type	User quantity	Require reliability	Remarks
Key service	Internet user	Over 10,000	7*24 service Annual availability: 99%
Important service	Internet user	Over 10,000	7*24 service Annual availability: 99%	Service interruption will decrease the level of key services.
Supporting service	Company’s internal user	100 or fewer	7*12 service Annual availability: 99%	Service interruption will adversely affect the Company’s daily routines.

The levels of service of application platforms are listed below:

Service/system	Service level	Remarks
Media Member self-service system	Supporting service
Advertising Customer self-service system	Supporting service
Flow management subsystem	Important service
Payment & settlement subsystem	Important service
Contract management subsystem	Important service
Strategy management subsystem	Key service
Advertisement management subsystem	Key service
Notice management subsystem	Supporting service
Product management subsystem	Key service
Member management subsystem	Key service
Customer management subsystem	Key service
Identity authentication subsystem	Important service

V.                System Scalability

•                      In supporting the following changes or adding the following functions, each function will be completed within one week, and the required technical manpower is 5 man days.

•                      Add new forms of advertisement presentation.

•                      Add new settlement modes.

•                      Add new monitoring strategies.

VI. Requirements on Operating Environment

•                      Operating system: FreeBSD6.1 or superior versions

•                      Apache 2.0 or superior versions

•                      PHP5.2 or superior versions

•                      Memeched 1.4 or superior versions

Development Plan of Advertisement Union Agency Management

 Information System (Appendix 3)

Development Approach and Process of the System

1. Development Approach:

This system is developed and modeled using the currently prevailing unified software development process (RUP). RUP (Rational Unified Process) is an object-oriented and network-based program development methodology. It is an understandable software development kit which integrates process-oriented aspects and other development components into a unified framework. RUP is well versed in iterative development, management requirement, component-based architecture, visual modeling, software quality authentication, and software change control.

2. Development Process

RUP development process falls into four stages, i.e., initial, detailing, building and delivery. There are different objectives and tasks specific to each stage. The smooth completion of the previous stage is the prerequisite for the commencement of the immediately following stage.

•                      Initial stage: it is intended to establish business cases for the system and determine project boundary. This stage is of great importance, and major business and requirement risks existing throughout the project are paid attention to during this stage. The objective of this stage is to determine the lifecycle goals of the system.

•                      Detailing stage: it is intended to analyze problematic areas, establish sound system architecture, prepare project plan, and eliminate the most risky elements from the project. Detailed system objectives and scope, structural selection and countermeasures against major risks shall be also verified during this stage. Its objective is to determine the system’s lifecycle structure.

•                      Building stage: at this stage, all remaining functions of building and application programs will be developed and integrated into products, and all functions will be subject to detail testing. Building stage is a manufacturing process by nature.

The emphasis shall be laid at managing resources and controlling operations to optimize costs, progress and quality. The objective of this stage is to accomplish the initial functions of the system and ascertain whether software, environment and user can start system operation.

•                      Delivery stage: the emphasis of this stage is to ensure that the software is of use to end user. User feedback shall focus on product adjustment, setting, installation and usability. The objective of this stage is system launch.

Introduction of Technical Team

•                      Project Manager: Cao Shu. He/She is responsible to manage/serve working personnel, ensure continuous and efficient operation of the entire development team, pay close attention to the progress of the team, and timely identify any factor that causes any delay and the measures to solve such problems.

•                      System Architect: Hu Yi. He/She is responsible to understand the system’s business requirements, create reasonable and perfect system architecture, and determine the selection of major technologies through software architecture.

•                      Analysis personnel: Liu Xiaoli and others. They are responsible to describe the requirement status of one or more examples and the requirements of other supporting software, and specify the regulations applicable to part of system functions.

•                      UED: Yang Xuehai. He/She is responsible for the design and perfection of presentation pages and the fabrication of static pages.

•                      Development personnel: Tian Xiaochuan and others. They are responsible to define the responsibility, operation and attribute of and relationship among one or more classes, and determine how to adjust such classes based on implementation environment; conduct module development and testing according to standards applicable to the project, so as to integrate such components into a bigger subsystem. If driver program or test modules including stub module must be created to support testing, implementation personnel shall also develop and test those test modules and corresponding subsystems.

•                      Testing personnel: He Zhaozhao and others. They are responsible to formulate test plans and perform tests in line with such test plans;

To generate test plans and test models, execute test processes and participate in the improvement and finalization of software testing techniques and specifications.

•                      System Administrator: Liang Xiaobin. He/She is responsible to provide supporting tools for the project, maintain and support development environment, hardware & software, system management and backup, etc.

Project Schedule:

Detailed Development Plan for Phase-1

Initial stage:

ID	Task name	Starting date	Ending date	Duration	Responsible person	September 2007

1	Initial stage	2007-9-10	2007-9-21	10d

2	Preparation of vision documents	2007-9-10	2007-9-13	4d	Liu Xiaoli

3	Acquisition of key examples of the system	2007-9-10	2007-9-14	5d	Tang Yuan

4	Basic interaction design of the system	2007-9-17	2007-9-21	5d	Yang Xuehai

5	Building of development environment	2007-9-10	2007-9-13	4d	Liang Xiaobin

Detailing stage:

ID	Task name	Starting date	Ending date	Duration	Responsible person	September 2007, October 2007

1	Detailing stage	2007-9-24	2007-10-19	20d

2	Acquisition of important examples of recipients	2007-9-24	2007-9-26	3d	Liu Xiaoli

3	Acquisition of important examples of Advertising Customer	2007-9-27	2007-10-1	3d	Liu Xiaoli

4	Acquisition of important examples of Media Member	2007-10-2	2007-10-4	3d	Liu Xiaoli

5	Acquisition of important examples of Examination & Approval Specialist	2007-9-24	2007-9-26	3d	Tang Yuan

6	Acquisition of important examples of Contract Specialist	2007-9-27	2007-10-1	3d	Tang Yuan

7	Acquisition of important examples of Settlement Specialist	2007-10-2	2007-10-4	3d	Tang Yuan

8	Division of subsystems	2007-9-24	2007-9-25	2d	Hu Yi

9	Architecture design of total system	2007-9-26	2007-9-28	3d	Hu Yi

10	Architecture design of complex-logic systems	2007-10-1	2007-10-1	1d	Hu Yi

11	Structure design of high-performance systems	2007-10-2	2007-10-3	2d	Hu Yi

12	Architecture development of complex-logic systems	2007-10-2	2007-10-5	4d	Tian Xiaochuan

13	Server performance verification	2007-10-8	2007-10-9	2d	Tian Xiaochuan

14	Advertisement presentation performance verification	2007-10-8	2007-10-9	2d	Zhang Jing

15	Capacity verification of advertisement traffic advertisement traffic statistics	2007-10-8	2007-10-9	2d	Wang Shuai

16	Verification of key system-sensitive examples	2007-10-11	2007-10-15	3d	Tian Xiaochuan

17	Preparation of system testing examples	2007-10-16	2007-10-18	3d	He Zhaozhao

18	Performance test of system architecture	2007-10-19	2007-10-19	1d	He Zhaozhao

Building stage

ID	Task name	Starting date	Ending date	Duration	Responsible person	October 2007 November 2007

1	Building stage	2007-10-22	2007-12-27	49d

2	Acquisition of effective examples of recipients	2007-10-22	2007-10-23	2d	Liu Xiaoli

3	Acquisition of effective examples of Advertising Customers	2007-10-24	2007-10-25	2d	Liu Xiaoli

4	Acquisition of effective examples of Media Members	2007-10-26	2007-10-29	2d	Liu Xiaoli

5	Acquisition of effective examples of Examination & Approval Specialist	2007-10-22	2007-10-23	2d	Tang Yuan

6	Acquisition of effective examples of Contract Specialist	2007-10-24	2007-10-25	2d	Tang Yuan

7	Acquisition of effective examples of Settlement Specialist	2007-10-26	2007-10-29	2d	Tang Yuan

8	Model design of business areas	2007-10-22	2007-10-23	2d	Cao Shu

9	Resource management design	2007-10-22	2007-10-24	3d	Hu Yi

10	UED page design	2007-10-22	2007-10-26	5d	Yang Xuehai

11	Realization of business areas	2007-10-24	2007-10-26	3d	Cao Shu

12	Development of integration layer and public packet	2007-10-22	2007-10-29	6d	Tian Xiaochuan

13	Flow management subsystem	2007-10-30	2007-11-12	10d	Tian Xiaochuan

14	Payment & settlement subsystem	2007-11-13	2007-11-22	8d	Tian Xiaochuan

15	Product management subsystem	2007-10-30	2007-11-7	7d	Zhang Jing

16	Advertisement management subsystem	2007-11-8	2007-11-21	10d	Zhang Jing

17	Strategy management subsystem	2007-10-30	2007-11-7	7d	Wang Shuai

18	Contract management subsystem	2007-11-8	2007-11-21	10d	Wang Shuai

ID	Task name	Starting date	Ending date	Duration	Responsible person	November 2007 December 2007

1	Building stage	2007-10-22	2007-12-27	49d

2	System Bug repair at this stage	2007-11-23	2007-11-30	6d	Tian Xiaochuan

3	Testing of system architecture	2007-12-3	2007-12-5	3d	He Zhaozhao

4	Testing of system functions	2007-12-3	2007-12-18	12d	He Zhaozhao Deng Wenjia

5	Overall performance testing of the system	2007-12-19	2007-12-21	3d	Deng Wenjia

6	Deployment of Alpha version	2007-12-24	2007-12-24	1d	Liang Xiaobin

7	Building of online environment	2007-12-25	2007-12-27	3d	Liang Xiaobin

Delivery Stage:

ID	Task name	Starting date	Ending date	Duration	Responsible person	December 2007 January 2008

1	Delivery stage	2007-12-28	2008-1-22	18d

2	Detail adjustment of system UI and interaction	2007-12-28	2008-1-2	4d	Yang Xuehai

3	Detail adjustment of system presentation	2007-12-28	2008-1-3	5d	Wang Shuai

4	Preparation of maintenance program	2007-12-28	2008-1-2	4d	Zhang Jing

5	System Beta version go-live	2008-1-4	2008-1-7	2d	Liang Xiaobin

6	Beta version testing and problem repair	2008-1-8	2008-1-21	10d	Tian Xiaochuan He Zhaozhao

7	Version 1.0 go-live	2008-1-22	2008-1-22	1d	Liang Xiaobin

Phase-2 Development Framework:

System	Project stage	Staged objective	Workload	Date of completion

Identity authentication subsystem

	Initial stage	Preliminary requirements of system	1.5w	2008-1-31

	Detailing stage	Confirmation of system requirement specification	1w	2008-2-22

	Building stage	Development of identity authentication function	1w	2008-2-29

		Development of identity encryption function	3d	2008-3-5

	Delivery stage	Testing and go-live	1w	2008-3-12

Media Member self-service system				2008-3-2

	Initial stage	Preliminary requirements of system	1.5w	2008-3-21

	Detailing stage	Confirmation of system requirement specification	1w	2008-3-28

	Building stage	Development of basic information management function	3d	2008-4-2

		Development of domain name management function	3d	2008-4-7

		Development of account information management function	2d	2008-4-9

		Development of code acquisition function	3d	2008-4-14

		Development of advertisement traffic advertisement traffic query function	2d	2008-4-16

		Development of advertising expense settlement function	2d	2008-4-18

	Delivery stage	Testing and go-live	1.5w	2008-4-30

Member management subsystem

	Initial stage	Confirmation of preliminary requirements of system	1w	2008-5-9

	Detailing stage	Confirmation of system requirement specification	1w	2008-5-16

	Building stage	Development of membership examination & approval function	4d	2008-5-22

		Development of member information query function	3d	2008-5-27

		Development of member activation function	1d	2008-5-28

	Delivery stage	Testing and go-live	1w	2008-6-4

2008-4-7

Phase-3 Development Framework:

System	Project stage	Staged objective	Workload	Date of completion

Notice management subsystem

	Initial stage	Preliminary requirements of system

	Detailing stage	Confirmation of preliminary requirements of system

	Building stage	Development of notice information management function

	Delivery stage	Testing and go-live

Advertising Customer self-service system

	Initial stage	Preliminary requirements of system

	Detailing stage	Confirmation of preliminary requirements of system

	Building stage	Development of basic information management function

Development of advertisement sample uploading function

Development of advertisement ordering function

Development of advertisement monitoring function

Development of advertising effect query function

Development of advertising expense settlement function

	Delivery stage	Testing and go-live

Customer management subsystem

	Initial stage	Confirmation of preliminary requirements of system

	Detailing stage	Confirmation of system requirement specification

	Building stage	Development of customer examination & approval function

Development of customer information query function

	Delivery stage	Testing and go-live

Acceptance Report of Advertisement Union Agency Management Information System

 (Appendix 4)

Notes to Acceptance Requirements:

The systems provided at each stage are subject to acceptance testing of their functions and performance. The criterion for functional testing is that the systems can fulfill specified functions and attain business objectives. System Bug shall be controlled within a certain range, and the quantity of major Bug shall be 0;

Performance acceptance index is that the core presentation service shall meet the required QPS.

Phase-1 Acceptance Requirements:

•                      Smooth implementation of flow management subsystem

•                      Smooth implementation of payment & settlement subsystem

•                      Smooth implementation of contract management subsystem

•                      Smooth implementation of strategy management subsystem

•                      Smooth implementation of advertisement management subsystem

•                      Smooth implementation of product management subsystem

•                      Contract performance QPS shall be 500 or higher

Phase-2 Acceptance Report

•                      Smooth implementation of identity authentication subsystem

•                      Smooth implementation of Media Member self-service system

•                      Smooth implementation of membership management subsystem

•                      Contract performance QPS shall be 600 or higher

Phase-3 Acceptance Report

•                      Smooth implementation of notice management subsystem

•                      Smooth implementation of Advertising Customer self-service system

•                      Smooth implementation of customer management subsystem

•                      Contract performance QPS shall be 650 or higher

Function Test Report:

Flow Management Subsystem

Test item	Results	Remarks

Member flow query: conduct query & retrieval by time interval, product name, member ID, website name, logon code and accession date, and support pagination.

Customer flow query: conduct query & retrieval by time interval, product name, customer ID, logon code and accession date, and support pagination.

Advertisement traffic Advertisement traffic query: conduct query & retrieval by time interval, product name, member ID, advertisement ID, website name, logon code and accession date, and support pagination.

Flow query of advertisement pending release: conduct query & retrieval by time interval, product name, member ID, advertisement ID, website name, logon code and accession date, and support pagination.

Member value query: conduct query & retrieval by time interval, product name, member ID, website name, logon code, accession date, presentation rate and click-through rate, and support pagination.

Summary query of advertisement flow: conduct query & retrieval by time interval, product name and search type (on a daily or weekly basis), and support pagination.

Fraud suspects flow query: conduct query & retrieval by time interval, product name, member ID, website name and logon code, and support pagination.

Member flow modification: conduct query & retrieval by time interval, product name, member ID, website name, logon code and accession date, perform flow modification on queried data, and support pagination.

Query on daily flow of advertisement: conduct query & retrieval by time interval, product name, and advertisement ID, and support pagination.

Query on daily flow of product: conduct query & retrieval by time interval and product name, and support pagination.

Payment & Settlement Subsystem

Test item	Results	Remarks

Payment verification: conduct query & retrieval by verification date (on a monthly basis ), settlement type (payment, carry forward), and support pagination.

Payment confirmation: conduct query & retrieval by verification date (on a monthly basis), and support pagination and payment confirmation.

Payment query: conduct query & retrieval by payment date, payment mode (postal remittance, bank remittance, etc.) and payment type (paid, unpaid), and support pagination.

Payment reporting: conduct query & retrieval by payment date and payment type (paid, unpaid), support pagination, and generate Excel reports consistent with query results.

Contract Management Subsystem

Test item	Results	Remarks

Member contract list: conduct query & retrieval by product name, member ID or logon name, and support pagination.

Customer contract list: conduct query & retrieval by contact name, and support pagination.

Member contract addition: add a member contract as required.

Customer contract addition: add a customer contract as required.

List of contracts with various levels: query all member contracts of various levels, view the details of such contracts, and modify the content of existing contracts.

Member/product leveling: query product levels (totaling 5 levels) corresponding to existing members, modify product levels in batches, or set in batches whether to make settlement according to product contracts of various levels

When a member contract is used, this member contract cannot be deleted.

When a customer contract is used, this customer contract cannot be deleted.

Product level is automatically adjusted according to flow statistical results.

Modification of product levels of a member cannot exceed the upper limit on levels of the product concerned.

Strategy Management Subsystem

Test item	Results	Remarks

Strategy list: conduct query & retrieval by strategy type (settlement strategy, adjustment strategy), and support pagination.

Add settlement strategy (settle according to IP click): add a strategy of settlement according to IP click as required.

Add settlement strategy (settle according to click-through amount): add a strategy of settlement according to click-through amount as required.

Add settlement strategy (settle according to quantity of user registrations): add a strategy of settlement according to quantity of user registrations as required.

Add settlement strategy (settle according to differential pricing): add a strategy of settlement according to differential pricing as required.

[Grahics]

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Confidentiality Agreement for Advertisement Union Agency Management Information System (Appendix 5)

Party A: Beijing Qihu Technology Company Limited

Party B: Qizhi Software (Beijing) Co., Ltd.

WHEREAS,

1. Party A and Party B (the “Parties”) are developing the “Advertisement Union Agency Management Information System” (the “Project”);

2. Party A engages Party B to carry out the R & D activities in the Project;

3. During the implementation and cooperation of the Project, each Party will provide the other Party with the relevant confidential information which is lawfully owned by the disclosing party;

4. Both parties wish to effectively protect the confidential information defined herein.

NOW, THEREFORE, both parties hereby enter into the following agreements after negotiation:

ARTICLE 1 DEFINITION OF CONFIDENTIAL INFORMATION

1. All commercial, marketing, technical, business or other materials and information received by Party B from Party A during the development of the Project hereunder and relating to the Project or generated from the Project, in whatever forms or media, or indicated as confidential by oral, visual or any other written form at the time of disclosure;

2. This Contract and all appendices and supplementations attached hereto signed by both parties, and all software, software directories, documents, information, data, drawings, benchmark tests, technical specifications and trade secrets, and other information exclusively owed by each Party, provided to the other Party and expressly marked as “confidential”, including all items specified as “confidential” in any other contract before or after the date of this Contract;

3. The aforesaid confidential information may be embodied in data, words, or materials, discs, software, books or any other physical media containing such information, or may be transmitted in oral or any other visual or audio form.

ARTICLE 2 RIGHTS AND RESPONSIBILITIES OF BOTH PARTIES

1. Both parties hereby warrant that the confidential information will only be used for the purpose or intention of this Contract.

2. Both parties hereby warrant that they will properly keep the confidential information provided by the other Party.

3. Each Party hereby warrants that it shall keep confidentiality of the confidential information provided by the other Party in accordance with the terms and conditions of this Agreement, and shall apply at least the same protective measures and degree of care that it applies to protect its own confidential information.

4. When either Party provides any confidential information, if provided in written forms, it shall mark it with “confidential”; if provided in oral or visual forms, it shall notify the receiving party of the confidential nature of the information prior to the disclosure, and shall make a written confirmation within five days after the notification, including the content identifying the disclosed information as confidential information.

5. Each Party hereby warrants that it will only disclose the confidential information to its officers and employees engaging in the Project on a need-to-know basis. Before such person is disclosed the confidential information, each Party shall inform the persons of the confidential nature of such information and the relating obligation, procure such person to be bound by the terms and conditions of this Agreement in written forms, and ensure the obligation of confidentiality undertaken by such persons is not lower than the obligation stipulated herein.

6. Upon the request of disclosing party, the receiving party shall return all documents and other materials containing confidential information to the disclosing party or destroy such documents and other materials according to the instructions of the disclosing party. Upon termination of the Project, the disclosing party may give a written notice to the receiving party, demanding the receiving party to return the confidential information.

7. The restrictions mentioned above are not applicable to the following circumstances:

(1) The confidential information has been lawfully owned by the receiving party on or before the date of this Agreement;

(2) The confidential information has been known by the public or is in the public domain before it is provided to the receiving party;

(3) The confidential information is received by the receiving party from any third party not subject to the confidentiality or non-disclosure obligation;

(4) The confidential information has been known by the public or is in the public domain without violation of the confidentiality obligation hereunder;

(5) The confidential information is independently developed by the receiving party or its affiliate or association, without benefits from the information provided by the disclosing party or its affiliate or associate;

(6) Disclosure of confidential information is required by the court or any other judicial or administrative authority (demand of materials or documents through oral inquiry, interrogation or order, summon, civil or criminal investigation or any other procedure), provided that the receiving party shall immediately give a notice to the disclosing party and make necessary explanation.

8. Neither Party warrants the accuracy or reasonableness of any confidential information.

9. If any confidential information provided by the disclosing party infringes any intellectual property of any third party, the disclosing party shall indemnify the receiving party against and hold it harmless from all liabilities and claims resulting therefrom.

ARTICLE 3 LIABILITIES FOR BREACH OF CONTRACT

Failure of either Party in performance of its obligation hereunder shall be deemed as breach of contract. The breaching Party shall indemnify the other Party against all losses and damages resulting therefrom. If the non-breaching party considers that the damages for the breach can not provide sufficient remedy, the non-breaching party may also seek injunction, specific performance or any other reasonable remedies.

ARTICLE 4 EXCLUSIONS

If a Party or both parties can not perform any obligations hereunder or any part thereof due to any event unforeseeable, inevitable or uncontrollable, including but not limited to earthquake, floods, fire or change of policy, both parties are not liable to each other; provided that the Party or Parties shall continue to perform this Agreement within a reasonable period after the end of force majeure.

ARTICLE 5 The duration of this Agreement shall be five (5) years.

ARTICLE 6 SETTLEMENT OF DISPUTE

1. This Agreement shall be, in all aspects, governed by and construed in accordance with the laws of the People’s Republic of China (“China”).

2. Any dispute arising from or in connection with the performance or interpretation of this Agreement, if not settled through negotiation, shall be submitted to Beijing Arbitration Commission for final arbitration in accordance with its then effective arbitration rules and arbitration procedures.

3. The language to be used in arbitration proceedings shall be Chinese.

4. The arbitral award shall be final and binding upon both parties.

5. Except as otherwise specified in the arbitral award, the arbitration costs shall be borne by the losing party.

ARTICLE 7 Neither Party may amend or modify this Agreement without the written agreement of both parties, unless otherwise provided for in the state laws.

ARTICLE 8 Any issue not covered herein shall be specified in a supplementary agreement duly signed by both parties, which shall form an integral part of this Agreement and have the same legal effect as this Agreement.

ARTICLE 9 This Agreement shall be made in four originals, two for each party hereto.

ARTICLE 10 This Agreement shall become effective upon signing and stamping by both parties hereto.

Party A (Signature/Seal):	Party B (Signature/Seal):

/s/ Xiangdong Qi	s/ Dewei Zhou

Date	Date